Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS JULY SALES

     Pleasanton, California, August 9, 2007 -- Ross Stores, Inc. (Nasdaq: ROST) today reported sales of $450 million for the four weeks ended August 4, 2007, a 9% increase over the $414 million in sales for the four weeks ended August 5, 2006. Same store sales for the four weeks ended August 4, 2007 grew 1% compared to the four weeks ended August 5, 2006.

     For the 13 weeks ended August 4, 2007, sales were $1.445 billion, a 10% increase over the $1.317 billion in sales reported for the 13 weeks ended August 5, 2006. Comparable store sales for the 13 weeks ended August 4, 2007 rose 2% over the 13 weeks ended August 5, 2006. Comparable store sales rose 4% for the second quarter ended July 29, 2006.

     For the six months ended August 4, 2007, sales were $2.855 billion, a 9% increase over the $2.627 billion in sales for the six months ended August 5, 2006. Same store sales for the six months ended August 4, 2007 grew 1% over the six months ended August 5, 2006. Comparable store sales rose 5% for the six months ended July 29, 2006.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “Comparable store sales in July were below our expectations for a 3% to 4% increase. After performing in line with plan during the first two weeks, sales slowed during the latter part of the month, especially in our back-to-school categories. Although disappointing, we are hopeful that this is a temporary issue driven mainly by a larger-than-planned impact from the later back-to-school start dates compared to last year, especially in Texas and Florida. These two key states were also negatively affected by the shift in sales tax holidays, which moved from July last year into August this year. As expected, we estimate that this change reduced same store sales for the Company by at least 1% in July.”

     Mr. Balmuth continued, “Based on current margin and expense trends, we continue to expect earnings per share for the 13 weeks ended August 4, 2007 to be $.36 to $.37, up 13% to 16% over second quarter 2006 earnings per share of $.32. Looking ahead, we plan to provide sales and earnings guidance for the third quarter during our second quarter earnings call on Wednesday, August 22nd.”

     Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 402-220-5900, PIN #2363, from 8:30 a.m. Eastern time on August 9, 2007 through 8:00 p.m. Eastern time on August 10, 2007. A transcript of these comments is available on the Company’s website at www.rossstores.com. The Company expects to report second quarter 2007 earnings results on Wednesday, August 22nd and August 2007 sales results on Thursday, September 6th.

     Forward-Looking Statements: This press release and the recorded comments and transcript on our website contain forward-looking statements regarding expected sales and earnings levels that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The estimated earnings per share for the second quarter ended August 4, 2007 are preliminary and subject to adjustments. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include, without limitation, our ability to convert certain Albertsons LLC real estate sites to the Ross and dd’s DISCOUNTS formats in a timely and cost effective manner and on acceptable terms, and the ability to achieve targeted levels of sales, profits and cash flows from these acquired store locations; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from higher gas prices on consumer spending; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to identify and successfully enter new geographic markets; and our ability to attract and retain personnel with the retail talent necessary to execute our strategies. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2006 and Form 10-Q’s and 8-K’s for fiscal 2007. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2006 revenues of $5.6 billion. As of August 4, 2007, the Company operated 817 Ross Dress for Less® (“Ross”) stores and 45 dd’s DISCOUNTS® locations, compared to 744 Ross and 26 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available on the Company’s website at www.rossstores.com.

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